Exhibit 4.2

CHOICE HOTELS INTERNATIONAL, INC.

FIFTH SUPPLEMENTAL INDENTURE

Dated as of July 2, 2024

to

INDENTURE

Dated as of August 25, 2010

COMPUTERSHARE TRUST COMPANY, N.A.

Trustee

i

FIFTH SUPPLEMENTAL INDENTURE, dated as of July 2, 2024 (this “Fifth Supplemental Indenture”), to the Indenture, dated as of August 25, 2010 (the “Original Indenture”), among CHOICE HOTELS INTERNATIONAL, INC., a corporation organized under the laws of Delaware (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., as successor to Wells Fargo Bank, National Association, a national banking association organized and existing under the laws of the United States of America, as trustee (in such capacity, the “Trustee”).

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Original Indenture to provide for the issuance from time to time of Notes (as defined in the Original Indenture) of the Company, to be issued in one or more Series;

WHEREAS, Sections 2.2 and 9.1 of the Original Indenture provide, among other things, that the Company and the Trustee may enter into indentures supplemental to the Original Indenture for, among other things, the purpose of establishing the designation, form, terms and conditions of Notes of any Series permitted by Sections 2.1 and 9.1 of the Original Indenture;

WHEREAS, the Company (i) desires the issuance of one Series of Notes to be designated as hereinafter provided and (ii) has requested the Trustee to enter into this Fifth Supplemental Indenture for the purpose of establishing the designation, form, terms and conditions of the Notes of such Series;

WHEREAS, the Company has duly authorized the creation of an issue of its 5.850% Senior Notes due 2034 (the “Senior Notes” or the “Notes”), which expression includes any further Notes issued pursuant to Section 2.4 hereof and forming a single Series therewith of substantially the tenor and amount hereinafter set forth; and

WHEREAS, all action on the part of the Company necessary to authorize the issuance of the Notes under the Original Indenture and this Fifth Supplemental Indenture (the Original Indenture, as supplemented by this Fifth Supplemental Indenture, being hereinafter called the “Indenture”) has been duly taken.

NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH:

That, in order to establish the designation, form, terms and conditions of, and to authorize the authentication and delivery of the Notes and in consideration of the acceptance of the Notes by the Holders thereof and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Original Indenture. Solely with respect to the Notes, the definitions of “Business Day,” “Corporate Trust Office of the Trustee,” “GAAP,” “Global Note Legend” and “Principal Property” included in the Original Indenture are hereby deleted in their entirety and replaced with the following:

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in the State of New York (or in connection with any payment, the place of payment) are authorized or required by applicable law, regulation or executive order to close or be closed. Any days referenced within this Indenture that are not referred to as Business Days shall be calendar days.

“Corporate Trust Office of the Trustee” means the office of the Trustee at which the corporate trust business of the Trustee in respect of this Fifth Supplemental Indenture shall, at any particular time, be administered, which office is, at the date of this Fifth Supplemental Indenture, located at 1505 Energy Park Drive, St. Paul, Minnesota 55108, Attention: CTT Administrator for Choice Hotels International, Inc., and for Agent services such office shall also mean the office or agency of the Trustee located at 1505 Energy Park Drive, St. Paul, Minnesota 55108, Attention: CTT Administrator for Choice Hotels International, Inc., or if at any time there is more than one Trustee, means the Corporate Trust Office of any such other Trustee with respect to the securities of the applicable series.

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied, as in effect from time to time; provided that if, as of a particular date as of which compliance with the covenants contained in the Indenture is being determined, there have been changes in accounting principles generally accepted in the United States of America from those that applied to the Company’s consolidated financial statements included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, the Company may, in its sole discretion, determine compliance with the covenants contained in the Indenture using accounting principles generally accepted in the United States of America, consistently applied, as in effect as of the end of any calendar quarter selected by the Company, in the Company’s sole discretion, that is on or after March 31, 2024 and prior to the date as of which compliance with the covenants in the Indenture is being determined (“Fixed GAAP”), and, for all purposes thereafter, “GAAP” shall mean Fixed GAAP.

“Global Note Legend” means the legend set forth in Section 2.14 of this Fifth Supplemental Indenture, which is required to be placed on all Global Notes issued hereunder.

“Principal Property” means (i) a parcel of improved or unimproved real estate or other physical facility or depreciable asset of the Company or a consolidated Subsidiary of the Company, the net book value of which on the date of determination exceeds 10% of Consolidated Net Assets and (ii) any group of parcels of real estate, other physical facilities, and/or depreciable assets of the Company and/or its consolidated Subsidiaries, the net book value of which, when sold in one or a series of related sale and leaseback transactions or securing Indebtedness issued in respect of such Principal Properties, on the date of determination exceeds 10% of the Consolidated Net Assets. For purposes of the foregoing, “related sale and leaseback transactions” refers to any two or more such contemporaneous transactions which are on substantially similar terms with substantially the same parties.

(b) The rules of interpretation set forth in the Original Indenture shall be applied hereto as if set forth in full herein.

(c) For all purposes of this Fifth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings:

“Beneficial Ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Exchange Act.

“Change of Control” means (i) any Person or two or more Persons acting in concert (other than, in either case, a Permitted Holder) shall have acquired Beneficial Ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the Company, or (ii) the direct or indirect sale, assignment, transfer, lease, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s and its Subsidiaries’ properties or assets, taken as a whole, to any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than the Company or one of its Subsidiaries and other than a Permitted Holder. Notwithstanding the foregoing, a transaction effected to create a holding company for the Company will not, in and of itself, constitute a Change of Control if (i) pursuant to such transaction the Company becomes a direct or indirect wholly owned Subsidiary of such holding company, and (ii) immediately following that transaction no Person (other than a Permitted Holder) is the Beneficial Owner, directly or indirectly, of Voting Stock of such holding company (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of such holding company.

“Change of Control Triggering Event” means (i) the occurrence of a Change of Control and (ii) the Notes are not rated Investment Grade by at least two Rating Agencies, or in the absence of such rating for the Notes by two Rating Agencies, the Company’s corporate rating, in the case of S&P, or the Company’s corporate family rating, in the case of Moody’s, or the Company’s corporate credit rating, in the case of Fitch, for Dollar-denominated senior unsecured long-term debt ceases to be rated Investment Grade, by at least two Rating Agencies on any date during the Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Article III hereof substantially in the form of Exhibit A hereto, except that such Notes shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges or Interests in the Global Note” attached thereto.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Global Note” means the Note deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges or Interests in the Global Note” attached thereto, issued in accordance with Section 2.15 of the Original Indenture and Section 2.7 hereof.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Investment Grade” means a rating equal to or higher than Baa3 by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating equal to or higher than BBB- by S&P (or its equivalent under any successor rating category of S&P); a rating equal to or higher than BBB- by Fitch (or the equivalent under any successor rating category of Fitch) and an equivalent rating of any replacement agency, respectively.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Permitted Holder” means (i) all lineal descendants of Stewart W. Bainum, and all spouses and adopted children of such descendants, (ii) all trusts for the benefit of any person described in clause (i) and trustees of such trusts; (iii) all legal representatives of any person or trust described in clauses (i) and (ii); and (iv) all partnerships, corporations, limited liability companies or other entities controlled by a Person described in clauses (i), (ii) or (iii).

“Rating Agency” means S&P and Moody’s and Fitch or if S&P, Moody’s or Fitch shall not make publicly available a rating of the notes or a rating of the Company’s corporate credit for Dollar-denominated senior unsecured long term debt generally, a nationally recognized statistical Rating Agency or agencies, as the case may be, selected by the Company which shall be substituted for S&P, Moody’s or Fitch, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Trigger Period” means, with respect to a Change of Control Triggering Event, the period commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which will be extended following the consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change).

“Voting Stock” means, with respect to any Person, Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

Section 1.2 Other Definitions

Term	Defined in Section
“Additional Notes”	2.4
“Change of Control Offer”	4.1(a)
“Change of Control Payment”	4.1(a)
“Change of Control Payment Date”	4.1(a)(iv)
“DTC”	2.7(b)
“FATCA”	6.5
“H.15”	2.9
“H.15 TCM”	2.9
“Interest Payment Date”	2.5(a)
“Notes”	Preamble
“Par Call Date”	2.9
“Regular Record Date”	2.5(a)
“Remaining Life”	2.9
“Senior Notes”	Preamble
“Signature Law”	6.3
“Treasury Rate”	2.9

ARTICLE II

DESIGNATION AND TERMS OF THE NOTES

Section 2.1 Title and Aggregate Principal Amount. There is hereby created one Series of Notes designated: 5.850% Senior Notes due 2034. The initial aggregate principal amount of the Notes to be issued under this Fifth Supplemental Indenture shall be $600,000,000.

Section 2.2 Execution. The Senior Notes may forthwith be executed by the Company and delivered to the Trustee for authentication and delivery by the Trustee in accordance with the provisions of Section 2.4 of the Original Indenture.

Section 2.3 Other Terms and Form of the Senior Notes. The Senior Notes shall have and be subject to such other terms as provided in the Original Indenture and this Fifth Supplemental Indenture and shall be evidenced by one or more Global Notes in the form of Exhibit A hereof and as set forth in Section 2.7 hereof.

Section 2.4 Further Issues. The Company may from time to time, without the consent of the Holders of the Senior Notes and in accordance with the Original Indenture and this Fifth Supplemental Indenture, create and issue further Notes (“Additional Notes”) having the same terms and conditions as the Senior Notes in all respects (or in all respects except for the first Interest Payment Date and the date from which interest will accrue, the issue date and issue price) so as to form a single Series with the Senior Notes, but only if the Additional Notes are fungible with the Senior Notes for U.S. federal income tax purposes.

Section 2.5 Interest and Principal.

(a)  The Senior Notes will mature on August 1, 2034, unless earlier redeemed at the Company’s option prior to such date, and will bear interest at the rate of 5.850% per annum, subject to adjustment pursuant to Section 2.5(b). The Company will pay interest on the Senior Notes on each of February 1 and August 1 (each an “Interest Payment Date”), beginning on February 1, 2025, to the holders of record on the immediately preceding January 15 and July 15 (each a “Regular Record Date”), respectively. Interest on the Senior Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Payments of the principal of and interest on the Senior Notes shall be made in Dollars, and the Senior Notes shall be denominated in Dollars. If any Interest Payment Date, any redemption date, the maturity date or any other date on which the principal of or premium, if any, or interest on a note becomes due and payable falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due, and no interest shall accrue on the amount so payable for the period from and after the interest payment date, redemption date, maturity date or other day, as the case may be.

(b) The interest rate payable on the Senior Notes will be subject to adjustment from time to time if either Moody’s or S&P (or, in either case, a Substitute Rating Agency) downgrades (or subsequently upgrades) its rating assigned to the Senior Notes, as set forth below.

If the rating of the Senior Notes from one or both of Moody’s or S&P (or, if applicable, any Substitute Rating Agency) is decreased to a rating set forth in either of the immediately following tables, the interest rate on the Senior Notes will increase from the interest rate set forth in Section 2.5(a) by an amount equal to the sum of the percentages per annum set forth in the following tables opposite those ratings:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

S&P Rating*
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

For purposes of making adjustments to the interest rate on the Senior Notes, the following rules of interpretation will apply:

(1)

if at any time less than two Rating Agencies provide a rating on the Senior Notes for reasons not within the Company’s control (i) the Company will use commercially reasonable efforts to obtain a rating on the Senior Notes from a Substitute Rating Agency for purposes of determining any increase or decrease in the interest rate on the Senior Notes pursuant to the tables above, (ii) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating on the Senior Notes but which has since ceased to provide such rating, (iii) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table, and (iv) the interest rate on the Senior Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate with respect to the Senior Notes set forth in Section 2.5(a) plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (iii) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency);

(2)

for so long as only one Rating Agency (or Substitute Rating Agency, if applicable) provides a rating on the Senior Notes, any increase or decrease in the interest rate on the Senior Notes necessitated by a reduction or increase in the rating by that Rating Agency shall be twice the applicable percentage set forth in the applicable table above;

(3)

if both Rating Agencies cease to provide a rating of the Senior Notes for any reason, and no Substitute Rating Agency has provided a rating on the Senior Notes, the interest rate on the Senior Notes will increase to, or remain at, as the case may be, 2.00% per annum above the interest rate on the Senior Notes prior to any such adjustment;

(4)

if Moody’s or S&P ceases to rate the Senior Notes or make a rating of the Senior Notes publicly available for reasons within the Company’s control, the Company will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the interest rate on the Senior Notes shall be determined in the manner described above as if either only one or no Rating Agency provides a rating on the Senior Notes, as the case may be;

(5)

each interest rate adjustment required by any decrease or increase in a rating as set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any Substitute Rating Agency), shall be made independently of (and in addition to) any and all other interest rate adjustments occasioned by the action of the other Rating Agency;

(6)

in no event will (i) the interest rate on the Senior Notes be reduced to below the interest rate on the Senior Notes at the time of issuance or (ii) the total increase in the interest rate on the Senior Notes exceed 2.00% above the interest rate payable on the Senior Notes on the date of their initial issuance; and

(7)	subject to clauses (3) and (4) above, no adjustment in the interest rate on the Senior Notes shall be made solely as a result of a Rating Agency ceasing to provide a rating of the Senior Notes.

If at any time the interest rate on the Senior Notes has been adjusted upward and either of the Rating Agencies subsequently increases its rating of the Senior Notes, the interest rate on the Senior Notes will again be adjusted (and decreased, if appropriate) such that the interest rate on the Senior Notes equals the original interest rate payable on the Senior Notes prior to any adjustment plus (if applicable) an amount equal to the sum of the percentages per annum set forth opposite the ratings in the tables above with respect to the ratings assigned to the Senior Notes (or deemed assigned) at that time, all calculated in accordance with the rules of interpretation set forth above. If Moody’s or any Substitute Rating Agency subsequently increases its rating on the Senior Notes to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating on the Senior Notes to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the interest rate on the Senior Notes will be decreased to the interest rate on the Senior Notes prior to any adjustments made pursuant to this section.

Any interest rate increase or decrease described above will take effect from the first day of the interest period following the period in which a rating change occurs requiring an adjustment in the interest rate. If either Rating Agency changes its rating of the Senior Notes more than once during any particular interest period, the last such change by such Rating Agency to occur will control in the event of a conflict for purposes of any increase or decrease in the interest rate with respect to the Senior Notes.

The interest rate on the Senior Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either Rating Agency) if the Senior Notes become rated “Baa2” or higher by Moody’s (or its equivalent if with respect to any Substitute Rating Agency) and “BBB” or higher by S&P (or its equivalent if with respect to any Substitute Rating Agency), in each case with a stable or positive outlook.

If the interest rate on the Senior Notes is increased as described above, the term “interest,” as used with respect to the Senior Notes, will be deemed to include any such additional interest unless the context otherwise requires.

(c) The Trustee shall not be responsible for and makes no representation as to any act or omission of any Rating Agency or any rating with respect to the Senior Notes or the selection of a Substitute Rating Agency. The Trustee shall have no responsibility, liability or obligation whatsoever in connection with determining whether the interest rate payable on the Senior Notes is subject to adjustment, the new interest rate upon any adjustment becoming effective or the date any adjustment becomes or is effective. The Trustee shall have no obligation to independently determine or verify if any event has occurred or notify the holders of any event dependent upon the rating of the Senior Notes, or if the rating on the Senior Notes has been changed, suspended or withdrawn by any Rating Agency. Whenever a change in interest rate or ratings by any Rating Agency occurs as herein provided, the Company shall file with the Trustee, not less than five (5) business days after such change in interest rate or ratings occurs, an Officers’ Certificate setting forth the change in ratings and/or interest rate, the new ratings and/or interest rate, and setting forth the date the new ratings and/or interest rate will go into effect. In the absence of an Officers’ Certificate being filed with the Trustee, the Trustee may assume without inquiry (and with no liability) that the ratings and interest rate have not been adjusted, and that the last ratings and interest rate of which it has knowledge remains in effect.

Section 2.6 Place of Payment. The place of payment where the Senior Notes issued in the form of Definitive Notes may be presented or surrendered for payment, where the principal of and interest and any other payments due on the Senior Notes issued in the form of Definitive Notes are payable, where the Senior Notes may be surrendered for registration of transfer or exchange and where notices and demands to and upon the Company in respect of the Senior Notes and the Indenture may be served shall be the Corporate Trust Office of the Trustee. All payments on Senior Notes issued in the form of Global Notes shall be made by wire transfer of immediately available funds to the Depositary and, at the option of the Company, payment of interest on the Senior Notes issued in the form of Definitive Notes may be made by check mailed to registered Holders.

Section 2.7 Form and Dating.

(a) General. The Senior Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The terms and provisions contained in the Senior Notes will constitute, and are hereby expressly made, a part of this Fifth Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Fifth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Fifth Supplemental Indenture, the provisions of this Fifth Supplemental Indenture shall govern and be controlling.

(b) Global Note. The Notes shall be issued initially in the form of a Global Note, deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) or such other Depositary as any officer of the Company may from time to time designate.

Section 2.8 Depositary; Registrar. The Company initially appoints DTC to act as Depositary with respect to the Global Notes. The Company initially appoints the Trustee to act as the Registrar and the paying agent and designates the Corporate Trust Office of the Trustee as the office or agency referred to in Section 2.5 of the Original Indenture.

Section 2.9 Optional Redemption. Prior to May 1, 2034 (three months prior to the maturity date) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the redemption date, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate will be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error, and the Trustee is entitled to rely conclusively on the accuracy of the Company’s calculation of the redemption price without independent verification.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee deems appropriate and fair in accordance with DTC’s applicable procedures. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Section 2.10 Notices to Trustee. Solely for purposes of the Notes, Section 3.1 of the Original Indenture is replaced in its entirety with the following: “The Company may, with respect to any Series of Notes, reserve the right to redeem and pay the Series of Notes or may covenant to redeem and pay the Series of Notes or any part thereof prior to the Stated Maturity thereof at such time and on such terms as provided for in such Series of Notes. If a Series of Notes is redeemable and the Company wants or is obligated to redeem prior to the Stated Maturity thereof all or part of the Series of Notes pursuant to the terms of such Notes, it shall notify the Trustee in writing of the redemption date and the principal amount of Notes of the Series to be redeemed and the redemption price. The Company shall give such written notice to the Trustee at least 10 but no more than 60 days before the redemption date (or such shorter notice as may be acceptable to the Trustee).”

Section 2.11 Selection of Notes to be Redeemed. Solely for purposes of the Notes, Section 3.2 of the Original Indenture is replaced in its entirety with the following: “If less than all of the Notes of a Series are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased as follows, subject to DTC’s applicable procedures:

(1)	if the Notes are listed on any securities exchange, in compliance with the requirements of the national securities exchange on which the Notes are listed; or

(2)

if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate, in accordance with DTC’s applicable procedures.

Provisions of this Fifth Supplemental Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall make the selection at least 10 days but not more than 60 days before the redemption date from outstanding Notes of a Series not previously called for redemption.

If any Note is to be redeemed in part only, the principal amount of the Note that remains outstanding after the redemption in part shall be in a denomination authorized for the Series of the Notes redeemed. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note of the same Series and Stated Maturity shall state the portion of the principal amount of that Note to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note presented for redemption will be issued in the name of the Holder thereof upon cancellation of the original Note (or through book-entry transfer). Notes called for redemption become irrevocably due on the date fixed for redemption at the applicable redemption price, plus accrued and unpaid interest to the redemption date. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.”

Section 2.12 Notice of Redemption. Solely for purposes of the Notes, Section 3.3 of the Original Indenture is replaced in its entirety with the following: “At least 10 days but not more than 60 days before a redemption date, the Company shall send or cause to be sent, by first class mail, or electronically, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(1)	the redemption date;

(2)	the redemption price, which will include interest accrued and unpaid to the date fixed for redemption;

(3)

if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(4)	the name and address of the Paying Agent;

(5)	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)

that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Fifth Supplemental Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(7)	the paragraph of the Notes and/or provision of this Fifth Supplemental Indenture or any supplemental indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)	the CUSIP or ISIN number, if any, printed on the Notes being redeemed;

(9)	that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall deliver to the Trustee, at least 15 days prior to the intended sending of any such notice (or such shorter period as the Company and the Trustee shall agree), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as required by this Section.”

Section 2.13 Provision of Financial Information. Solely for purposes of the Notes, Section 4.2(a) of the Original Indenture is replaced in its entirety with the following: “For so long as any Notes are outstanding, if the Company is subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, the Company will deliver to the Trustee the annual reports, quarterly reports and other documents which the Company is required to file with the SEC pursuant to Section 13(a) or 15(d) or any successor provision, within 15 days after the date that the Company files the same with the SEC. If the Company is not subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, and for so long as any Notes are outstanding, the Company will deliver to the Trustee the quarterly and annual financial statements and accompanying Item 303 of Regulation S-K (“management’s discussion and analysis of financial condition and results of operations”) disclosure that would be required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q required to be filed with the SEC if the Company were subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, within 15 days of the filing date that would be applicable to the Company at that time pursuant to applicable SEC rules and regulations. The Trustee shall have no obligation whatsoever to determine, monitor or confirm whether or not such information, documents or reports have been filed or are publicly available via EDGAR or on the Company’s website or to participate in any conference calls. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice or actual or constructive knowledge of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants relating to the Notes (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).”

Section 2.14 Legend. Any Global Note issued hereunder shall bear a legend in substantially the following form:

“Unless and until it is exchanged in whole or in part for Notes in definitive form, this Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as may be requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.”

ARTICLE III

LEGAL DEFEASANCE, COVENANT DEFEASANCE

AND SATISFACTION AND DISCHARGE

Section 3.1 Legal Defeasance, Covenant Defeasance and Satisfaction and Discharge. Article VIII of the Original Indenture shall be applicable to the Notes. The Company may defease the covenant contained in Section 4.1 of this Fifth Supplemental Indenture under the provisions of Section 8.3 of the Original Indenture.

ARTICLE IV

CHANGE OF CONTROL

Section 4.1 Offer to Purchase upon Change of Control.

(a) If a Change of Control Triggering Event occurs, unless the Company has exercised any right to redeem the Notes, each Holder will have the right to require that the Company repurchase all or a portion (equal to an integral multiple of $1,000) of such Holder’s Notes pursuant to an offer by the Company (a “Change of Control Offer”) at a repurchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase, subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”). If any Note is to be repurchased in part only, the principal amount of the Note that remains outstanding after the repurchase in part shall be $2,000 or a higher integral multiple of $1,000. Within 30 days following any Change of Control Triggering Event, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will send notice of such Change of Control Offer by first-class mail or electronically, with a copy to the Trustee, to each Holder, which terms will govern the terms of the Change of Control Offer. Such notice shall state, among other things:

(i) that the Change of Control Offer is being made pursuant to this Section 4.1 and that all Notes tendered will be accepted for payment;

(ii) that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to repurchase all or a portion of such Holder’s Notes at the Change of Control Payment;

(iii) the circumstances and relevant facts regarding such Change of Control Triggering Event;

(iv) the date, which shall be no earlier than 30 days and no later than 60 days after the date such notice is mailed, other than as may be required by law, by which the Company must purchase the Notes (the “Change of Control Payment Date”);

(v) the instructions, as determined by the Company, consistent with this Section 4.1;

(vi) that any Note not tendered will continue to accrue interest;

(vii) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(viii) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; provided, however, that Notes held in book-entry form will be purchased in accordance with DTC’s applicable procedures;

(ix) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; provided, however, that Notes held in book entry from shall be withdrawn in accordance with DTC’s applicable procedures; and

(x) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.1, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.1 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) prior to 11:00 am New York City time deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(c) A Change of Control Offer may be made in advance of a Change of Control, conditional upon the Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. The Change of Control Offer, if mailed prior to the date of consummation of the Change of Control, will state that the offer is conditioned on the Change of Control being consummated on or prior to the purchase date with respect to such Change of Control Offer.

Notwithstanding anything to the contrary in this Section 4.1, the Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.1 and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer. The Trustee shall not be responsible or liable for determining whether any Change of Control and/or Change of Control Triggering Event has occurred and whether any payment with respect to the Notes is required.

ARTICLE V

EVENTS OF DEFAULT

Section 5.1 Events of Default. Solely for purposes of the Notes, Section 6.1(4) of the Original Indenture is replaced in its entirety with the following: “default by the Company or any Subsidiary under any Indebtedness (except Non-Recourse Indebtedness) having an aggregate principal amount of $50 million or 15% of Consolidated Net Assets (whichever amount is greater), or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured any Indebtedness for money borrowed by the Company or any Subsidiary having an aggregate principal amount of $50 million or 15% of Consolidated Net Assets (whichever amount is greater), for failure to pay a portion of the principal when due (after any grace period has passed) or as a result of Indebtedness being declared due before it otherwise would have been due; provided that such acceleration shall not have been rescinded or annulled within ten days after written notice is given to the Company by either the Trustee or by the Holders of at least 25% of the outstanding principal amount of Notes of such Series as specified below to the Company and the Trustee; and provided, further, that prior to any declaration of acceleration of the Notes pursuant to Section 6.2, an Event of Default under this clause (4) will be remedied, cured or waived without further action on the part of either the Trustee or any of the Holders if the default under such other Indebtedness is remedied, cured or waived;”

ARTICLE VI

MISCELLANEOUS

Section 6.1 Ratification of Original Indenture; Supplemental Indentures Part of Original Indenture. Except as expressly amended and modified hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof, including, without limitation, any and all rights, privileges, protections, limitations of liability, immunities and indemnities of the Trustee thereunder, shall remain in full force and effect. This Fifth Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. Reference to this Fifth Supplemental Indenture need not be made in the Indenture or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Indenture, any reference in any of such items to the Indenture being sufficient to refer to the Indenture as amended hereby.

Section 6.2 Concerning the Trustee. The Trustee makes no representation as to and shall not be responsible or liable in any manner whatsoever for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture, the Notes, or for or in respect of the recitals contained herein, all of which are made solely by the Company. The Trustee shall not be responsible or liable for and makes no representation as to any act or omission of any rating agency or any rating with respect to the Notes. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Fifth Supplemental Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation (i) any act or provision of any present or future law or regulation or governmental authority, (ii) any act of God, (iii) natural disaster, (iv) war, (v) terrorism, (vi) civil unrest, (vii) accidents, (viii) labor dispute, (ix) disease, (x) epidemic or pandemic, (xi) quarantine, (xii) national emergency, (xiii) loss or malfunction of utility or computer software or hardware, (xiv) communications system failure, (xv) malware or ransomware or (xvi) unavailability of the Federal Reserve Bank wire or telex system or other wire or other funds transfer systems, or (xvii) unavailability of any securities clearing system.

Section 6.3 Multiple Originals; Electronic Signatures. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Fifth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fifth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fifth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Fifth Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

Section 6.4 GOVERNING LAW. THIS FIFTH SUPPLEMENTAL INDENTURE AND EACH NOTE OF THE SERIES CREATED HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE COMPANY AND THE TRUSTEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIFTH SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.5 FACTA. The Company hereby confirms to the Trustee that this Fifth Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Accounting Tax Compliance Act (“FACTA”) purposes. The Company shall give the Trustee prompt written notice of any such future material modification of the Notes deemed to occur for FACTA purposes. The Trustee shall assume that no such material modification for FACTA purposes has occurred regarding the Notes unless the Trustee receives written notice of such modification from the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Fifth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

CHOICE HOTELS INTERNATIONAL, INC.

By:	/s/ Scott Oaksmith
	Name:	Scott Oaksmith
	Title:	Chief Financial Officer

[Signature Page to Fifth Supplemental Indenture]

IN WITNESS WHEREOF, the parties have caused this Fifth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Corey J. Dahlstrand
	Name:	Corey J. Dahlstrand
	Title:	Vice President

[Signature Page to Fifth Supplemental Indenture]

EXHIBIT A

[Face of Note]

CUSIP/ISIN 169905 AH9/US169905AH91

5.850% Senior Note due 2034

No. [ ]	$[ ]

CHOICE HOTELS INTERNATIONAL, INC. promises to pay to [    ] or registered assigns, the principal sum of [  ] Dollars on August 1, 2034 [or such greater or lesser amount as may be indicated in Schedule A hereto.]*

Interest Rate:	5.850% per annum, subject to adjustment as provided below.

Interest Payment Dates:	February 1 and August 1

Regular Record Dates:	January 15 and July 15

Additional provisions of this Note are set forth on the other side of this Note.

*	Include only if Note is issued in Global Note Form

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

CHOICE HOTELS INTERNATIONAL, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the Series designated therein referred to in the within mentioned Fifth Supplemental Indenture.

Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

[Reverse of Note]

5.850% Senior Note due 2034

[Unless and until it is exchanged in whole or in part for Notes in definitive form, this Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as may be requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]*

*	Include only if Note is issued in Global Note Form

1.	Indenture

This Note is one of a duly authorized issue of Notes of the Company, designated as its 5.850% Senior Notes due 2034 (herein called the “Notes,” which expression includes any further Notes issued pursuant to Section 2.4 of the Fifth Supplemental Indenture (as hereinafter defined) and forming a single Series therewith), issued and to be issued under an indenture, dated as of August 25, 2010 (herein called the “Original Indenture”), as supplemented by a supplemental indenture, dated as of July 2, 2024 (the “Fifth Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), among CHOICE HOTELS INTERNATIONAL, INC., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”) and COMPUTERSHARE TRUST COMPANY, N.A., as successor to Wells Fargo Bank, National Association, a national banking association organized and existing under the laws of the United States of America, as trustee (in such capacity, the “Trustee”). Reference is hereby made to the Indenture and all indentures supplemental thereto relevant to the Notes for a complete description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. Capitalized terms used but not defined in this Note shall have the meanings ascribed to them in the Indenture.

The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to create or incur Liens and to enter into Sale and Leaseback Transactions. The Indenture also imposes certain limitations on the ability of the Company to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of the property of the Company in any one transaction or series of related transactions.

Each Note is subject to, and qualified by, all such terms as set forth in the Indenture certain of which are summarized herein and each Holder of a Note is referred to the corresponding provisions of the Indenture for a complete statement of such terms. To the extent that there is any inconsistency between the summary provisions set forth in the Notes and the Indenture, the provisions of the Indenture shall govern.

2.	Interest

The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semiannually on February 1 and August 1 of each year, commencing February 1, 2025. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from July 2, 2024. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

The interest rate payable on the Notes will be subject to adjustment from time to time if either Moody’s or S&P (or, in either case, a Substitute Rating Agency) downgrades (or subsequently upgrades) its rating assigned to the Notes, as set forth below.

If the rating of the Notes from one or both of Moody’s or S&P (or, if applicable, any Substitute Rating Agency) is decreased to a rating set forth in either of the immediately following tables, the interest rate on the Notes will increase from the interest rate set forth on the face hereof by an amount equal to the sum of the percentages per annum set forth in the following tables opposite those ratings:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

S&P Rating*
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

For purposes of making adjustments to the interest rate on the Notes, the following rules of interpretation will apply:

(1)

if at any time less than two Rating Agencies provide a rating on the Notes for reasons not within the Company’s control (i) the Company will use commercially reasonable efforts to obtain a rating on the Notes from a Substitute Rating Agency for purposes of determining any increase or decrease in the interest rate on the Notes pursuant to the tables above, (ii) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating on the Notes but which has since ceased to provide such rating, (iii) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table, and (iv) the interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate with respect to the Notes set forth on the face hereof plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (iii) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency);

(2)

for so long as only one Rating Agency (or Substitute Rating Agency, if applicable) provides a rating on the Notes, any increase or decrease in the interest rate on the Notes necessitated by a reduction or increase in the rating by that Rating Agency shall be twice the applicable percentage set forth in the applicable table above;

(3)

if both Rating Agencies cease to provide a rating of the Notes for any reason, and no Substitute Rating Agency has provided a rating on the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% per annum above the interest rate on the Notes prior to any such adjustment;

(4)

if Moody’s or S&P ceases to rate the Notes or make a rating of the Notes publicly available for reasons within the Company’s control, the Company will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the interest rate on the Notes shall be determined in the manner described above as if either only one or no Rating Agency provides a rating on the Notes, as the case may be;

(5)

each interest rate adjustment required by any decrease or increase in a rating as set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any Substitute Rating Agency), shall be made independently of (and in addition to) any and all other interest rate adjustments occasioned by the action of the other Rating Agency;

(6)

in no event will (i) the interest rate on the Notes be reduced to below the interest rate on the Notes at the time of issuance or (ii) the total increase in the interest rate on the Notes exceed 2.00% above the interest rate payable on the Notes on the date of their initial issuance; and

(7)	subject to clauses (3) and (4) above, no adjustment in the interest rate on the Notes shall be made solely as a result of a Rating Agency ceasing to provide a rating of the Notes.

If at any time the interest rate on the Notes has been adjusted upward and either of the Rating Agencies subsequently increases its rating of the Notes, the interest rate on the Notes will again be adjusted (and decreased, if appropriate) such that the interest rate on the Notes equals the original interest rate payable on the Notes prior to any adjustment plus (if applicable) an amount equal to the sum of the percentages per annum set forth opposite the ratings in the tables above with respect to the ratings assigned to the Notes (or deemed assigned) at that time, all calculated in accordance with the rules of interpretation set forth above. If Moody’s or any Substitute Rating Agency subsequently increases its rating on the Notes to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating on the Notes to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the interest rate on the Notes will be decreased to the interest rate on the Notes prior to any adjustments made pursuant to Section 2.5(b) of the Fifth Supplemental Indenture.

Any interest rate increase or decrease described above will take effect from the first day of the interest period following the period in which a rating change occurs requiring an adjustment in the interest rate. If either Rating Agency changes its rating of the Notes more than once during any particular interest period, the last such change by such Rating Agency to occur will control in the event of a conflict for purposes of any increase or decrease in the interest rate with respect to the Notes.

The interest rate on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either Rating Agency) if the Notes become rated “Baa2” or higher by Moody’s (or its equivalent if with respect to any Substitute Rating Agency) and “BBB” or higher by S&P (or its equivalent if with respect to any Substitute Rating Agency), in each case with a stable or positive outlook.

If the interest rate on the Notes is increased as described above, the term “interest,” as used with respect to the Notes, will be deemed to include any such additional interest unless the context otherwise requires.

The Trustee shall not be responsible for and makes no representation as to any act or omission of any Rating Agency or any rating with respect to the Notes or the selection of a Substitute Rating Agency. The Trustee shall have no responsibility, liability or obligation whatsoever in connection with determining whether the interest rate payable on the Senior Notes is subject to adjustment, the new interest rate upon any adjustment becoming effective or the date any adjustment becomes or is effective. The Trustee shall have no obligation to independently determine or verify if any event has occurred or notify the holders of any event dependent upon the rating of the Notes, or if the rating on the Notes has been changed, suspended or withdrawn by any Rating Agency.

3.	Paying Agent, Registrar and Service Agent

Initially the Trustee will act as paying agent, registrar and service agent. The Company may appoint and change any paying agent, registrar or co-registrar and service agent without notice to Holders. The Company may act as paying agent, registrar, co-registrar or service agent.

4.	Defaults and Remedies; Waiver

If an Event of Default (other than an Event of Default described in clauses (5) and (6) of Section 6.1 of the Original Indenture) with respect to the Notes shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by notice as provided in the Indenture may declare the principal amount of the Notes to be due and payable immediately. If an Event of Default described in clauses (5) and (6) of Section 6.1 of the Original Indenture occurs and is continuing, the principal amount of all Notes will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such declaration of acceleration, but before a judgment or decree based on such declaration of acceleration, the Holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such declaration of acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been remedied or waived as provided in the Indenture.

5.	Amendment

Modifications and amendments of the Indenture may be made by the Company and the Trustee without notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of each affected Series of Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for such Notes); provided, however, that no such modification or amendment may, without the consent of the Holder of each Note affected thereby, (i) reduce the principal amount of any Notes issued under the Indenture whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or extend the time for payment of interest, including default interest, on any Note issued under the Indenture; (iii) reduce the principal of or change the Stated Maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes issued under the Indenture; (iv) reduce the amount payable upon the redemption of any Note issued under the Indenture or change the time at which such Notes may be redeemed, if applicable; (v) make any Note payable in money other than that stated in the Note; (vi) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of then outstanding Notes and a waiver of the payment default that resulted from such acceleration); (vii) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or premium, if any, or interest on the Notes; (viii) waive a redemption payment with respect to any Note issued under the Indenture; or (ix) make any change in the sections of the Indenture captioned “Waiver of Past Defaults” and “Rights of Holders to Receive Payment” or in the provisions described in this sentence.

The Holders of the Notes, through the written consent of a majority in principal amount of the Notes then outstanding, may waive compliance by the Company with certain covenants of the Indenture with respect to the Notes.

With respect to the Notes, notwithstanding the preceding paragraphs, without the consent of any Holder of such Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes (i) to cure any ambiguity, defect, omission or inconsistency; (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) to provide for the assumption of the Company’s obligations to Holders of such Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets; (iv) to make any change that would not materially adversely affect the legal rights under the Indenture of any such Holder; (v) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended; (vi) to provide for the issuance of additional Notes in accordance with the Indenture; (vii) to appoint a successor Trustee with respect to the Notes; or (viii) to add or change any of the provisions of the Indenture necessary to provide for the administration of the trusts in the Indenture by more than one Trustee.

6.	Change of Control

If a Change of Control Triggering Event occurs, and the Company has not previously exercised its option to redeem the Notes, each Holder will have the right to require that the Company repurchase all or a portion (equal to an integral multiple of $1,000) of such Holder’s Notes pursuant to a Change of Control Offer at a repurchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

7.	Obligations Absolute

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

8.	Sinking Fund

The Notes will not have the benefit of any sinking fund.

9.	Denominations; Transfer; Exchange

The Notes are issuable in registered form without coupons in denominations of $2,000 principal amount and any integral multiple of $1,000 in excess thereof. When Notes are presented to the Registrar or a co-registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of the same Series, the Registrar shall register the transfer or make the exchange in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.12, 3.6 and 9.4 of the Original Indenture and Section 4.1 of the Fifth Supplemental Indenture). The transferor shall also provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Service Code Section 6045. The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

The Company and the Registrar shall not be required (a) to issue, register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of sending of a notice of redemption of Notes for redemption under Section 3.2 of the Original Indenture and ending at the close of business on the day of such sending; (b) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or (c) to register the transfer of or to exchange a Note between a Regular Record Date and the next succeeding Interest Payment Date.

10.	Further Issues

The Company may from time to time, without the consent of the Holders of the Notes and in accordance with the Indenture, create and issue Additional Notes having the same terms and conditions as the Notes in all respects (or in all respects except for the first Interest Payment Date and the date from which interest will accrue, the issue date and issue price) so as to form a single Series with the Notes, but only if the Additional Notes are fungible with the Notes for U.S. federal income tax purposes.

11.	Optional Redemption

Prior to May 1, 2034 (three months prior to the maturity date) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the redemption date, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate will be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error, and the Trustee is entitled to rely conclusively on the accuracy of the Company’s calculation of the redemption price without independent verification.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee deems appropriate and fair in accordance with DTC’s applicable procedures. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

12.	Persons Deemed Owners

The ownership of Notes shall be proved by the register maintained by the Registrar.

13.	No Recourse Against Others

No director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

14.	Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money and/or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

15.	Trustee Dealings with the Company

Subject to certain limitations imposed by the Trust Indenture Act, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-paying agent may do the same with like rights.

16.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

17.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and any such redemption shall not be affected by any defect in or omission of such numbers. Reliance may be placed only on the other identification numbers placed thereon.

18.	Governing Law

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture.

ASSIGNMENT FORM

For value received       hereby sell(s), assign(s) and transfer(s) unto       (please insert social security or other identifying number of assignee) the within Note, and hereby irrevocably constitutes and appoints       attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

Signature Guarantee

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.1 of the Fifth Supplemental Indenture, check the box: ☐

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.1 of the Fifth Supplemental Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Schedule A

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial principal amount of this Note is U.S. $[  ]. The following increases or decreases in the principal amount of this Note have been made:

Date	Amount of decrease in Principal Amount of this Note	Amount of increase in Principal Amount of this Note	Principal Amount of this Note following such decrease or increase	Signature of authorized Signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in Global Note form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Choice Hotels International, Inc.

915 Meeting Street, Suite 600

North Bethesda, Maryland 20852

Computershare Trust Company, N.A.,

As Trustee and Registrar

Attn: CTT Administrator for Choice Hotels International, Inc.

1505 Energy Park Drive

St. Paul, MN 55108

Telephone No.: (800) 344-5128, Option 0

Attn: Bondholder Communications

Email: CCTBondholderCommunications@computershare.com

Re: Choice Hotels International, Inc. 5.850% Senior Notes due 2034

The undersigned hereby certifies that:

FOR VALUE RECEIVED the undersigned holder hereby sell(s), assign(s) and transfer(s) unto

Social Security Number or other Identifying Number of Assignee

(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Company with full power of substitution in the premises.

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

By:
Name:
Title:

Dated:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

B-1